Exhibit 23.2

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accounts


December 22, 2002


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of December 18, 2002, on the financial statements of Wigwam Development, Inc., as of September 30, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly your

/s/ Armando C. Ibarra, C.P.A.
--------------------------------
ARMANDO IBARRA, C.P.A.



                      350 E. Street, Chula Vista, Ca 91910
               Tel:(619) 422-1348               Fax: (619) 422-1465